Exhibit 99.1

Contact:  Richard L. Van Kirk, Chief Executive Officer

(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL 2019 SECOND QUARTER

AND SIX-MONTH RESULTS

IRVINE, CA, February 7, 2019 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced financial results for its fiscal 2019 second quarter ended December 31, 2018. The Company also filed its Quarterly Report on Form 10-Q for the second quarter of fiscal year 2019 with the Securities and Exchange Commission today.

Quarter Ended December 31, 2018

Net sales for the three months ended December 31, 2018 increased $839,000, or 15%, to $6.4 million from $5.6 million for the three months ended December 31, 2017, due to increased sales of our medical device products to our largest customer.

Gross profit for the three months ended December 31, 2018 increased $532,000, or 31%, to $2.2 million from $1.7 million for the same period in fiscal 2018, due to the increase in sales described above and our ability to better absorb and maintain the level of our fixed manufacturing costs.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the quarter ended December 31, 2018 decreased $311,000, or 23%, to $1.1 million compared to the prior fiscal year’s corresponding quarter, due to the prior year impairment of our Fineline goodwill and intangible assets in the amount of $229,000.

Net income for the quarter ended December 31, 2018 was $1.2 million, or $0.28 per share, compared to $345,000, or $0.08 per share, for the corresponding quarter in fiscal 2018.

Six Months Ended December 31, 2018

Net sales for the six months ended December 31, 2018 increased $2.6 million, or 24%, to $13.3 million from $10.7 million for the six months ended December 31, 2017, due primarily to increases in medical device product revenues.  We are continuing to focus both our research and development efforts and our business development efforts on our medical device product offerings and sales related to other ancillary products have decreased.

Gross profit for the six months ended December 31, 2018 increased $1.4 million, or 39%, compared to the same period in fiscal 2018.  The gross profit increase is due to increased net sales of 24%, as well as improved margins due to better absorption of our fixed manufacturing costs.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the six months ended December 31, 2018 decreased 13% to $2.1 million from $2.4 million in the prior fiscal year’s corresponding period, reflecting primarily the prior year goodwill and intangible asset impairment charge as described above.

Net income for the six months ended December 31, 2018 was $2.5 million, or $0.59 per share, compared to $973,000, or $0.23 per share, for the corresponding period in fiscal 2018.

CEO Comments

Richard L. (“Rick”) Van Kirk, the Company’s President and Chief Executive Officer, commented, “We are pleased with our second quarter and year-to-date results and to share our current product development plans as detailed below.” Mr. Van Kirk continued, “We are looking forward to reinvesting our profits in both research and development and business development to continue to grow our core medical device business. Finally,” concluded Mr. Van Kirk, “we are pleased to announce that on February 4, 2019, the customer with whom we entered into a development contract in early fiscal 2019, executed a material procurement authorization in the amount of $3.4 million to support production orders for the private-labeled thoracic driver and related accessories, which we expect to ship in calendar 2019.”

The amount spent on projects under development as well as the estimated market launch date and future annual revenue is summarized below (in thousands):

	Three and Six Months ended December 31, 2018		Three and Six Months ended December 31, 2017		Market Launch	Est. Annual Revenue
Total Research & Development costs:	$326	$735	$478	$885

Products in development:
Thoracic Driver	$33	$107	$178	$318	03/19	$4,000
Arthroscopic Shaver	38	60	—	—	08/19	$600
Arthroscopic Attachment	9	16	—	—	03/19	$150
CMF Driver	2	3	—	—	11/19	$350
Sustaining & Other	244	549	300	567
Total	$326	$735	$478	$885

Customer CMF Driver (1)	$152	$217	$—	$—	09/19	$2,500

(1)

Costs incurred related to customer contracts are included in costs of sales and deferred costs and are not included in research and development costs.

About Pro-Dex, Inc.:

Pro-Dex, Inc. specializes in the design, development and manufacture of autoclavable, battery-powered and electric, multi-function surgical drivers and shavers used primarily in the orthopedic and maxocranial facial markets. We have patented adoptive torque-limiting software and proprietary sealing solutions which appeal to our customers, primarily medical device distributors. Pro-Dex also sells rotary air motors to a wide range of industries. Pro-Dex's products are found in hospitals and medical engineering labs around the world. For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.

(tables follow)

PRO-DEX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	December 31, 2018	June 30, 2018
ASSETS
Current Assets:
Cash and cash equivalents	$8,871	$5,188
Investments	1,842	2,220
Accounts receivable, net of allowance for doubtful accounts of $1 and $14 at December 31, 2018 and at June 30, 2018, respectively	3,807	2,955
Deferred costs	175	32
Inventory	4,540	4,393
Notes receivable	1,197	1,176
Prepaid expenses and other current assets	343	269
Total current assets	20,775	16,233
Equipment and leasehold improvements, net	2,115	1,755
Intangibles, net	139	140
Deferred income taxes, net	936	1,678
Notes receivable, net of current portion	21	43
Other assets	40	68
Total assets	$24,026	$19,917

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$970	$1,083
Accrued expenses	1,052	1,266
Deferred revenue	30	31
Note payable and capital lease obligations	623	35
Income taxes payable	—	123
Total current liabilities	2,675	2,538
Deferred rent	123	97
Notes and capital leases payable, net of current portion	4,246	6
Total non-current liabilities	4,369	103
Total liabilities	7,044	2,641

Shareholders’ equity:
Common shares; no par value; 50,000,000 shares authorized; 4,143,182 and 4,331,089 shares issued and outstanding at December 31, 2018 and June 30, 2018, respectively	17,209	19,835
Accumulated other comprehensive loss	(349)	(153)
Retained earnings (accumulated deficit)	122	(2,406)
Total shareholders’ equity	16,982	17,276
Total liabilities and shareholders’ equity	$24,026	$19,917

PRO-DEX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2018	2017	2018	2017

Net sales	$6,399	$5,560	$13,314	$10,723
Cost of sales	4,150	3,843	8,339	7,145
Gross profit	2,249	1,717	4,975	3,578

Operating (income) expenses:
Selling expenses	97	87	130	174
General and administrative expenses	633	576	1,197	1,080
Impairment of goodwill and intangible assets	—	229	—	229
Gain from disposal of equipment	—	(3)	(7)	(15)
Research and development costs	326	478	735	885
Total operating expenses	1,056	1,367	2,055	2,353

Operating income	1,193	350	2,920	1,225
Interest expense	(69)	(2)	(89)	(4)
Interest income	93	75	168	93
Gain on sale of investments	356	—	356	—

Income from operations before income taxes	1,573	423	3,355	1,314
Income tax expense	(394)	(78)	(827)	(341)
Net income	$1,179	$345	$2,528	$973

Other comprehensive loss, net of tax:
Unrealized loss from marketable equity investments	(494)	(15)	(349)	(124)
Comprehensive income	$685	$330	$2,179	$849

Basic & diluted net income per share:	$0.28	$0.08	$0.59	$0.23

Weighted average common shares outstanding:
Basic	4,195	4,359	4,263	4,255
Diluted	4,242	4,400	4,303	4,295
Common shares outstanding	4,143	4,360	4,143	4,360

PRO-DEX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Six Months Ended December 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,528	$973
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	195	310
Gain from disposal of equipment	(7)	(15)
Share-based compensation	18	49
Impairment of goodwill and intangible assets	—	229
Gain on sale of investments	(356)	—
Deferred income tax expense	742	98
Bad debt recovery	(13)	—
Changes in operating assets and liabilities:
Accounts receivable and other current receivables	(838)	388
Deferred costs	(143)	3
Inventory	(147)	(112)
Prepaid expenses and other assets	(46)	(76)
Accounts payable, accrued expenses and deferred rent	(301)	(526)
Deferred revenue	(1)	(18)
Income taxes payable	(123)	—
Net cash provided by operating activities	1,508	1,303

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of investments	(1,365)	(297)
Purchases of equipment and leasehold improvements	(540)	(713)
Increase in notes receivable	—	(1,500)
Proceeds from sale of investments	1,905	—
Proceeds from sale of equipment	7	30
Increase in intangibles	(14)	(15)
Net cash used in investing activities	(7)	(2,495)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchases of common stock	(2,560)	—
Proceeds from shares issued under ATM, net of commissions and fees	—	2,262
Proceeds from exercise of options and ESPP contributions	17	16
Payment of employee payroll taxes on net issuance of common stock	(101)	—
Proceeds from Minnesota Bank & Trust long-term debt, net of fees	4,942	—
Principal payments on notes payable and capital lease	(116)	(29)
Net cash provided by financing activities	2,182	2,249

Net increase in cash and cash equivalents	3,683	1,057
Cash and cash equivalents, beginning of period	5,188	4,205
Cash and cash equivalents, end of period	$8,871	$5,262